Exhibit 16.1


December 15, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated December 15, 2003 of TreeCon Resources, Inc. and are in agreement with the statements contained in the first, second, fourth and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



/s/ Ernst & Young LLP
    Dallas, Texas